Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 16, 2019 with respect to the consolidated financial statements of SIFCO Industries, Inc. included in the Annual Report on Form 10-K for the year ended September 30, 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
July 1, 2020